Table of Contents

Exhibit 8.1

Banco Bradesco S.A. - Subsidiaries as of December 31, 2005

	Subsidiary	Jursidiction of Incorporation	Names under which Business is
Conducted

1	Atlântica Capitalização S.A.	São Paulo – Brazil	Atlântica Capitalização
2	Banco Alvorada S.A	Osasco – Brazil	Banco Alvorada
3	Banco BEM S.A.	São Luis – Brazil	Banco BEM
4	Banco Boavista Interatlântico S.A.	Osasco – Brazil	Boavista
5	Banco Bradesco Argentina S.A.	Buenos Aires – Argentina	Bradesco Argentina
6	Banco Bradesco Luxembourg S.A.	Luxembourg – Grand Dutch	Bradesco Luxembourg
Luxembourg
7	Banco Finasa S.A.	Barueri – Brazil	Banco Finasa
8	Banco Mercantil de São Paulo S.A.	São Paulo – Brazil	Mercantil
9	Bradesco Argentina de Seguros S.A	Buenos Aires – Argentina	Bradesco Argentina de Seguros
10	Bradesco Auto/RE Companhia de Seguros	Rio de Janeiro – Brazil	Bradesco Auto/RE
11	Bradesco Capitalização S.A.	São Paulo – Brazil	Bradesco Capitalização
12	Bradesco Consórcios Ltda.	Osasco – Brazil	Bradesco Consórcios
13	Bradesco Leasing S. A. Arrendamento Mercantil	Barueri – Brazil	Bradesco Leasing
14	Bradesco S.A. Corretora de Títulos e Valores Mobiliários	São Paulo – Brazil	Bradesco Corretora
15	Bradesco Saúde S.A.	Rio de Janeiro – Brazil	Bradesco Saúde
16	Bradesco Securities Inc.	New York – USA	Bradesco Securities
17	Bradesco Seguros S.A.	São Paulo – Brazil	Bradesco Seguros
18	Bradesco Vida e Previdência S.A.	Osasco – Brazil	Bradesco Vida e Previdência
19	Bradescor Corretora de Seguros Ltda.	Osasco – Brazil	Bradescor
20	BRAM – Bradesco Asset Management S.A. DTVM	São Paulo – Brazil	BRAM
21	Cia Securitizadora de Créditos Financeiros Rubi	Osasco – Brazil	Rubi
22	Finasa Seguradora S.A.	São Paulo – Brazil	Finasa Seguradora
23	Scopus Tecnologia Ltda.	São Paulo – Brazil	Scopus Tecnologia
24	União Participações Ltda.	Osasco – Brazil	União